Exhibit 10(ss)

Summary of expatriate benefit arrangements for Mr. Ricardo Belda

Date: February 17, 2006

1. Benefits provided to expatriate employees under the Global Expatriate Employee Policy (pre-January 1, 2003).

2. Pension benefits equivalent to those a U.S. employee would receive under Alcoa’s tax qualified pension plan, Employees Retirement Plan of Aluminum Company of America, Plan I for salaried employees, and in the non tax qualified excess plans.